Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS PRELIMINARY SALES

FOR DECEMBER 2006 AND PROJECTS FIRST QUARTER EARNINGS TO
SIGNIFICANTLY EXCEED LAST YEAR AND TO BE WITHIN PREVIOUS
GUIDANCE RANGE

****

First quarter earnings projected to be at least $0.21 per share,

or at least $0.42 per share before debt redemption charge,

compared to last year’s first quarter earnings of $0.08 per share

Philadelphia, PA, January 4, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced preliminary net sales for the month of December 2006 and announced that it projects first quarter earnings to significantly exceed last year’s first quarter earnings and to be within its previous guidance range for earnings for the first quarter of fiscal year 2007 ended December 31, 2006.

Preliminary net sales for the month of December 2006 increased approximately 0.3% to approximately $55.6 million from $55.5 million reported for the month of December 2005.  Comparable store sales for December 2006 decreased 0.3% (based on 1,468 locations) versus a comparable store sales increase of 3.5% (based on 1,035 locations) for December 2005.  The comparable store sales increase of 3.5% for December 2005 was favorably impacted by approximately 1 to 2 percentage points due to having five Saturdays in December 2005 compared to four Saturdays in December 2004.  During December 2006, the Company did not open any stores and closed two stores.  As of the end of December 2006, the Company operates 807 stores, 787 leased department locations and 1,594 total retail locations, compared to 851 stores, 743 leased department locations and 1,594 total retail locations operated at the end of December 2005.

Preliminary net sales decreased approximately 1.9% to approximately $148.5 million for the first quarter of fiscal 2007 ended December 31, 2006, from $151.4 million for the same period of the preceding year.  Comparable store sales decreased 2.1% during the first quarter of fiscal 2007 (based on 1,454 locations) versus a comparable store sales increase of 3.1% during the first quarter of fiscal 2005 (based on 1,019 locations).  The comparable store sales decrease of 2.1% for the first quarter of fiscal 2007 was adversely impacted by approximately 1.0 percentage points due to having one less Saturday in this fiscal year’s October and first quarter compared to last year.  The comparable store sales increase of 3.1% for the first quarter of fiscal 2006 was favorably impacted by approximately 0.5 percentage points due to having five Saturdays in December 2005 compared to four Saturdays in December 2004.  For the quarter ended December 31, 2006, the Company opened three stores and closed six stores, with one of the store closings related to a prior period multi-brand store opening.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Although our sales for December were weaker than planned, with continued adverse impact from unseasonably warm weather throughout most of the United States, we are very pleased with our strong projected increase in first quarter earnings versus last year, driven by strong gross margin improvement and continued tight expense controls.  We project that our first quarter earnings will be within the earnings guidance range that we provided in our November 21, 2006 press release, and probably towards the lower end of this previously provided earnings guidance range.  With regard to December sales, we believe that the continued unseasonably warm weather hurt our Fall apparel sales, with December 2006 having been reported to be the warmest December in 10 years in the United States.  We are encouraged, though, that our sales trend improved significantly in the latter part of December, as we realized a comparable store sales increase for the second half of the month.  We are also encouraged that we continue to experience strong improvement in gross margin versus last year, driven by decreased price promotional activity compared to last year, as well as a continued reduction in our product costs.

“We project that our first quarter diluted earnings per share will be at least $0.42 per share excluding the charge related to our $25 million debt redemption on December 8, 2006, a significant increase from the $0.08 diluted earnings per share for the first quarter of last year.  Including the first quarter after-tax charge of approximately $0.21 per share related to the debt redemption, we project that our first quarter diluted earnings per share will be at least $0.21 per share.

“Looking forward, we are optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and beyond and continuing our strategic transition, as we expect to see sales and gross margin increases and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our leased department and licensed relationships, and the continued rollout of our multi-brand stores.  We will report our results for our first quarter on January 24, 2007, at which time we will provide additional information related to our results for the first quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2006, Mothers Work operates 1,594 maternity locations, including 807 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.